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                           UNITED STATES OMB APPROVAL                                         OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                            ------------------------------
                             Washington, D.C. 20549                                  OMB Number:          3235-0058
                                                                                     Expires:        March 31, 2006
                                                                                     Estimated average burden hours
                                  FORM 12b-25                                        per response..............2.50
                                                                                     ------------------------------

                                                                                            SEC FILE NUMBER
                                                                                     ------------------------------
                         NOTIFICATION OF LATE FILING                                  333         67126
                                                                                     ------------------------------

                                                                                             CUSIP NUMBER
                                                                                     ------------------------------
(Check One):|_|Form 10-K  |_|Form 20-F  |_|Form 11-K  |X|Form 10-Q |_|Form N-SAR
                                                                                     ------------------------------

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                For Period Ended: June 30, 2003
                ----------------------------------------------------------------
                [  ]   Transition Report on Form 10-K
                [  ]   Transition Report on Form 20-F
                [  ]   Transition Report on Form 11-K
                [  ]   Transition Report on Form 10-Q
                [  ]   Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                --------------------------------

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s)to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Visual Frontier, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

Air Test Technology, Inc.

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Address of Principal Executive Office (Street and Number)

#7, No. 50 Chiuan Road, Shin Dien City
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City, State and Zip Code

Taipei Hsien, Taiwan ROC
--------------------------------------------------------------------------------
                                     PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reasons  described in  reasonable  detail in Part III of this
      |        form  could  not be  eliminated  without  unreasonable  effort or
      |        expense;
      |
      |   (b)  The subject annual report,  semi-annual report, transition report
      |        on Form  10-K,  Form  20-F,  11-K,  Form  N-SAR,  or |X|  portion
|X|   |        thereof,  will be filed on or before the  fifteenth  calendar day
      |        following  the  prescribed  due date;  or the  subject  quarterly
      |        report of transition report on Form 10-Q, or portion thereof will
      |        be filed on or  before  the  fifth  calendar  day  following  the
      |        prescribed due date; and
      |
      |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.



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                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The report of Visual Frontier, Inc. on Form 10-QSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-QSB and signature thereto in a timely fashion prior to the due date of the report.


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Mitchell S. Nussbaum                   212                         407-4159
---------------------               -----------               ------------------
        (Name)                       (Area Code)              (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or
     15(d) of the  Securities  Exchange Act of 1934 or Section 30
     of the  Investment  Company Act of 1940 during the preceding
     12 months (or for such shorter)  period that the  registrant was required to file such reports) been filed?  If answer is
     no, identify report(s).                                       |X|Yes  |_|No
--------------------------------------------------------------------------------

(3)  Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be  reflected  by the  earnings  statements  to be
     included in the subject report or portion thereof?           |_|Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                              Visual Frontier, Inc.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
--------------------------------------------------------------------------------

Date: August 14, 2003                       By: /s/ Moreal Chu
                                                --------------------------------
                                            Name:  Moreal Chu
                                            Title: President and General Manager

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
--------------------------------------------------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------


                                        2
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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